Exhibit 99.1

Press Release

Contacts:	Roger G. Stoll, Ph.D.	Jane Lin/Dian Griesel, Ph.D.
	Chairman, President and CEO	The Investor Relations Group
	Cortex Pharmaceuticals, Inc.	(212) 825-3210
(949) 727-3157

Cortex Reports First Quarter Fiscal 2004 Results

IRVINE, CA (November 11, 2003) — Cortex Pharmaceuticals, Inc. (AMEX: COR) reported a net loss of $475,000 ($0.03 per share) for the quarter ended September 30, 2003. This compares with a net loss of $674,000 ($0.04 per share) for the corresponding prior year period.

Operating results for the quarter ended September 30, 2003 reflect increased revenues from the agreement with Servier. In October 2002, Servier agreed to supplement Cortex’s existing research support by an additional $4,000,000, to be paid in quarterly installments of $500,000 over a two-year period. In exchange for this support, Cortex agreed to expand Servier’s rights to the AMPAKINE® compounds to include anxiety disorders, in Servier’s licensed territories.

Excluding non-cash stock compensation charges, operating expenses for the quarter ended September 30, 2003 decreased relative to costs for the quarter ended September 30, 2002, primarily due to reduced personnel-related expenses.

During the quarter ended September 30, 2003, Cortex completed a private placement of its common stock for gross proceeds of $5,000,000. With this financing in place, Cortex immediately initiated further development of its second generation AMPAKINE compound, CX717.

“The initiation of toxicology studies for CX717 during the quarter was a very important milestone for us as we begin to take the necessary steps to advance our second-generation, more potent compounds into humans,” said Roger Stoll, President and CEO of Cortex.

Dr. Stoll continued, “We are pursuing an aggressive, two-prong strategy to develop our AMPAKINE technology. We will internally develop our second-generation compounds to treat orphan diseases such as narcolepsy and fragile X syndrome. Orphan disease filings typically involve reduced clinical development requirements as compared to standard regulatory filings, which allows for a faster and more economical development pathway. Concurrently, we will expand development of AMPAKINE compounds with existing and potentially new external collaborators to target larger indications.”

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act on the AMPA receptors on neurons to increase the strength of signals at connections between these brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in various neurological and psychiatric diseases. The AMPAKINE compounds are currently being evaluated in clinical trials for treatment of Alzheimer’s disease, Mild Cognitive Impairment, schizophrenia, fragile X syndrome, autism and sleep deprivation effects. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities, clinical trials and business development plans. Actual results may differ materially, depending on a number of risk factors, including the risks that the Company may be unable to obtain additional capital needed to continue its operations; that the agreements with Organon and Servier will not result in any commercial products or that any additional milestone payments will be earned by the Company; that the Company may be unable to arrive at additional corporate partnerships with other pharmaceutical companies on acceptable terms and therefore be required to independently fund clinical development of AMPAKINE compounds through the sale of additional equity securities or otherwise; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

(table follows)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30,
	2003	2002
Research, license and grant revenues	$1,337	$1,122
Operating expenses:
Research and development	1,033	1,115
General and administrative	460	628
Non-cash, stock compensation charges	323	61

Total operating expenses	1,816	1,804

Loss from operations	(479)	(682)
Interest income, net	4	8

Net loss	$(475)	$(674)

Net loss per share, basic and diluted	$(0.03)	$(0.04)

Shares used in computing per share amounts
Basic and diluted	18,321	16,849

Cortex Pharmaceuticals, Inc. Condensed Balance Sheets (in thousands)
	September 30, 2003	June 30, 2003
	(Unaudited)
Assets:
Cash and cash equivalents	$4,469	$1,125
Marketable securities	200	—
Restricted cash	40	84
Accounts receivable	94	428
Other current assets	98	211

	4,901	1,848
Furniture, equipment and leasehold improvements, net	276	298
Other assets	33	33

Total assets	$5,210	$2,179

Liabilities and stockholders’ equity (deficit):
Accounts payable and accrued expenses	$1,174	$1,335
Unearned revenue — current	988	2,017
Unearned revenue — non-current	—	247
Stockholders’ equity (deficit)	3,048	(1,420)

Total liabilities and stockholders’ equity (deficit)	$5,210	$2,179

More information at www.cortexpharm.com

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